Exhibit 4



                         NOTICE UNDER SECTION 630(2)(B)

                       OF THE CORPORATIONS ACT 2001 (CTH)


TO:         WMC RESOURCES LTD ABN 76 004 184 598 ("WMC RESOURCES")

BHP Billiton Lonsdale Investments Pty Ltd ABN 75 004 346 972 (BIDDER) GIVES NOTICE under section 630(2)(b) of the CORPORATIONS ACT 2001 (Cth) that:

(a) as a result of extension of the period for which the offers dated 29 March 2005 by it under its off-market takeover bid to acquire all of the ordinary shares in WMC Resources are open for acceptance, the date for giving notice on the status of conditions in clause 5.5 of the offer is postponed to 26 May 2005;

(b) the offers dated 29 March 2005 (the "OFFERS") by the Bidder under its off-market takeover bid to acquire all of the ordinary shares in WMC Resources are not free from the conditions set out in clause 5.1 of the Offers other than the following conditions:

     o    FIRB approval (clause 5.1(b) of the Offers);

     o    Hart-Scott-Rodino approval (clause 5.1(c) of the Offers);

     o    European Union merger control  approval (clause 5.1(d) of the Offers);
          and

     o    ACCC approval (clause 5.1(e) of the Offers);

(c) so far as the Bidder knows, the conditions set out in clause 5.1 of the Offers were, at the time of giving this notice, unfulfilled other than the following conditions:

     o    FIRB approval (clause 5.1(b) of the Offers);

     o    Hart-Scott-Rodino approval (clause 5.1(c) of the Offers);

     o    European Union merger control  approval (clause 5.1(d) of the Offers);
          and

     o    ACCC approval (clause 5.1(e) of the Offers).


DATED       28 April 2005

                                      FOR AND ON BEHALF OF
                                      BHP BILLITON LONSDALE INVESTMENTS PTY LTD

                                      /s/ C.W. Goodyear
                                      --------------------------------------
                                      C.W. GOODYEAR - DIRECTOR